Exhibit 99.1

Rex Energy Corporation Reports Third Quarter 2008 Results

STATE COLLEGE, Pa., Nov. 7, 2008 (GlobeNewswire via COMTEX News Network) — Rex Energy Corporation (NASDAQ: REXX) announced today results for the third quarter of 2008.

On September 3, 2008, the company announced its plans to divest its operations in the Southwestern Region, which are located predominately in the Permian Basin. Pursuant to accounting rules for discontinued operations, Rex Energy Corporation has classified all 2008 and prior period amounts related to its operations in the Southwestern Region as discontinued operations. Tables are presented below that reconcile the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.

Highlights for the third quarter of 2008 include:

•	Production volumes in the third quarter 2008 increased to 238,564 BOE, up 6.8% from the same period in 2007;

•	Revenues for the third quarter 2008 increased to $18.7 million, up 40.7% from the same period in 2007;

•	On August 21, 2008, the company completed the sale of approximately 79,000 net undeveloped acres in Indiana and certain related non-producing wells for approximately $8.4 million; and

•	As of September 30, 2008, the company continued to maintain a debt free balance sheet with cash on hand of approximately $25.6 million, with a borrowing base on its line of credit of $90 million.

Third Quarter 2008

Production in the third quarter of 2008 totaled 238,564 BOE, of which approximately 82.5% was attributable to oil. Production volumes increased approximately 6.8% from the same period in 2007. The company’s Illinois Basin operations contributed 82.5% to third quarter production, while the company’s Appalachian Basin operations contributed 17.5%.

Operating revenues for the third quarter of 2008 were $18.7 million, representing a 40.7% increase from revenues of $13.3 million in the third quarter of 2007.

The average realized oil price in the third quarter 2008, before the effect of derivatives, was $115.32 per barrel ("Bbl"), up 62.9% from $70.79 per Bbl in the third quarter of 2007. The company’s average realized natural gas price in the third quarter of 2008, before the effects of derivatives, was $10.30 per thousand cubic feet ("Mcf") of natural gas, an increase of 59.7% from $6.45 per Mcf of natural gas in the third quarter of 2007.

Total operating expenses for the third quarter 2008 were $17.2 million, up from $12.2 million in the third quarter of 2007. Production and lease operating expense was $7.6 million for the third quarter of 2008, up from $5.3 million for the same period in 2007. General and administrative expenses were $3.8 million in the third quarter of 2008, up from $1.6 million in the third quarter of 2007. Non-cash compensation expenses accounted for approximately $464,000 of the total general and administrative expenses in the third quarter of 2008. The company did not incur any non-cash compensation expense in the third quarter of 2007.

The company incurred approximately $1.1 million in exploration expenses during the third quarter of 2008 primarily due to expenses associated with reservoir characterization and geologic modeling. The company did not incur any exploration expense for the third quarter of 2007. Depreciation, depletion, amortization, and accretion (“DD&A”) expenses were $4.4 million in the third quarter of 2008, down from $5.2 million for the third quarter of 2007.

The company reported net income from continuing operations before minority interests and income taxes of $61.7 million in the third quarter of 2008 as compared to a net loss of $2.1 million for the same period in 2007, an increase of approximately $63.8 million. The increase was primarily due to the company’s unrealized gains on derivatives. These non-cash gains are associated with the mark-to-market adjustments on the company’s outstanding derivatives which grew predominantly as a result of the significant decrease in oil and natural gas prices this quarter. The unrealized gain on oil and gas derivatives was partially offset by a provision for income tax expense amounting to $25 million.

Net income comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax expenses and benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses, was $1.7 million, or $0.05 per basic share, down from $2.0 million for the third quarter of 2007. (See the accompanying table reconciling this non-GAAP financial measure.)

EBITDAX, a non-GAAP financial measure, was $7.7 million for the third quarter of 2008. This represented an increase of 18.1% from the third quarter of 2007 (See the accompanying table reconciling this non-GAAP financial measure). Cash flows from operations for the three months ended September 30, 2008 grew approximately 33.1% to $10.0 million in the third quarter of 2008, up from $7.5 million in the third quarter of 2007.

Capital expenditures for drilling & development in the third quarter 2008 were approximately $18.9 million, which funded the drilling of 24 gross (24 net) wells and related improvements to infrastructure. Of the wells drilled, 14 gross (14 net) wells were completed and are producing and 10 gross (10 net) wells are expected to be productive, but are awaiting completion. Additionally, $6.7 million was invested in acquisitions, leasing, leasehold improvements, and technology equipment during the third quarter of 2008.

Operations Update

During the third quarter of 2008, the company drilled or participated in six gross (six net) conventional natural gas wells in the Appalachian Basin, four gross (four net) wells are producing, and two gross (two net) wells are expected to be completed and put into production during the third quarter of 2008.

The company has drilled three vertical test wells in Westmoreland County, Pennsylvania, two of which were fractured stimulated during October and are currently flowing back and undergoing initial testing. The third is expected to be fracture stimulated during November. The company anticipates drilling an additional two vertical test wells in Clearfield County, Pennsylvania during the fourth quarter of 2008, and participating for 50% with its partner in two vertical wells in Butler County, Pennsylvania.

In the Illinois Basin, the company drilled or recompleted approximately 16 gross (16 net) oil wells during the third quarter of 2008, 10 gross (10 net) wells are producing, and six gross (six net) wells are expected to be completed and put into production during the third quarter of 2008.

Chemical injection continues into the company’s two ASP Flood pilots in the Lawrence Field in Illinois. The oil cut is continuing to slowly rise in both pilot areas. The Bridgeport pilot reached an aggregate oil cut level of up to 6% and the Cypress pilot reached an aggregate oil cut level of up to 5% during the third quarter. Additionally, each pilot area had individual wells whose oil cut exceeded 10% during the quarter. Oil cuts for both pilots at the time ASP injection was initiated were less than 1%. Although it still remains premature to estimate ultimate response or ultimate recoveries in either of the company’s ASP pilots, the company continues to be encouraged by the response in both the Bridgeport and Cypress pilots.

Management Comments

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “I continue to be encouraged by our progress on each of our major initiatives despite the current economic conditions, and feel we are well positioned both financially and operationally to successfully implement our business plan. Our ASP project continues to progress and show encouraging initial results. Our Marcellus Shale projects are transitioning from a leasing phase to an accelerated drilling phase. I continue to believe strongly that we will be successful in divesting our Southwestern Region assets during the fourth quarter, which will enable us to narrow our focus to our two largest upside opportunities. Our balance sheet remains conservative with no debt as of September 30, 2008, and our line of credit with an initial borrowing base of $90 million remains intact. Looking forward into 2009, our current oil and gas hedging position will provide us with a floor price on approximately 66% of our current natural gas production of approximately $7.00 per mcf, and a floor price on approximately 77% of our current oil production of approximately $64.00 per barrel.”

Production & Capital Expenditure Guidance

On November 6, 2008, the Board of Directors approved a capital budget for 2009 of $115 million. The company’s 2009 capital budget is allocated 49% towards its Marcellus Shale projects, 38% towards its Lawrence Field ASP project, and approximately 13% towards its developmental drilling projects in the Illinois Basin. During the year, the company’s two major objectives are to operate one rig drilling horizontally in the Marcellus Shale throughout the year, and to commence chemical injection in the company’s first operational unit in the Lawrence Field ASP project.

The company is revising its previously issued guidance for production in the fourth quarter of 2008 to account for the discontinued operations in the Southwest Region and providing the following update to its forecasts for capital expenditures, production and production exit rates for the first quarter of 2009, based upon the information available at the time of this release. Please see the forward-looking cautionary statement at the end of this release for more discussion of the inherent limitations of this information.

Fourth Quarter Ending December 31, 2008

Production:
Oil (Mbl)	184 - 205
Gas (MMcf)	250 - 278
Oil Equivalent (MBOE)	226 - 251
Avg. Daily Production of Oil Equivalent (MBOE)	2,457 - 2,728
Capex Budget (in millions)	$50 - $60

First Quarter Ending March 31, 2009

Production:
Oil (Mbl)	169 - 192
Gas (MMcf)	272 - 309
Oil Equivalent (MBOE)	214 - 243
Avg. Daily Production of Oil Equivalent (MBOE)	2,380 - 2,704
Capex Budget (in millions)	$20 - $30

WEBCAST INFORMATION

A conference call to discuss the third quarter and year-end results is scheduled for 10:00 a.m. Eastern Standard Time (“EST”) on November 7, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company's website: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 888-286-8010 (toll free) or (International) 617-801-6888 and entering passcode 57936909, from 12:30 p.m. EST November 7, 2008, until 11:59 p.m. EST November 14, 2008.

ABOUT REX ENERGY CORPORATION

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the Southwestern Region of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects and actively seeking to acquire complementary oil and natural gas properties.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company's filings with the Securities and Exchange Commission, which are incorporated by reference.

The company's internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30, 2008 (unaudited)	December 31, 2007 (audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$25,666	$1,085
Accounts Receivable	9,795	8,805
Short-Term Derivative Instruments	43	20
Deferred Taxes	7,300	4,700
Inventory, Prepaid Expenses and Other	1,683	1,388

Total Current Assets	44,487	15,998
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	200,800	171,095
Unevaluated Oil and Gas Properties	62,819	31,834
Other Property and Equipment	18,595	4,397
Wells and Facilities in Progress	20,380	10,457
Pipelines	1,824	2,193

Total Property and Equipment	304,418	219,976
Less: Accumulated Depreciation, Depletion and Amortization	(41,432)	(28,805)

Net Property and Equipment	262,986	191,171
Assets Held for Sale	27,464	26,361
Intangible Assets and Other Assets – Net	1,779	2,034
Long-Term Derivative Instruments	2,119	—
Goodwill	32,700	32,700

Total Assets	$371,535	$268,264

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$10,150	$7,152
Accrued Expenses	5,691	2,662
Short-Term Derivative Instruments	19,408	10,893
Current Portion of Long-Term Debt	—	29

Total Current Liabilities	35,249	20,736
Senior Secured Line of Credit and Long-Term Debt	—	27,207
Long-Term Derivative Instruments	24,375	18,843
Deferred Taxes	27,220	30,300
Other Deposits and Liabilities	7,275	345
Liabilities Related to Assets Held for Sale	1,148	1,099
Future Abandonment Cost	5,648	5,297

Total Liabilities	$100,915	$103,827
Commitments and Contingencies (See Notes)
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 36,569,712 shares issued and outstanding on September 30, 2008 and 30,794,712 shares issued and outstanding on December 31, 2007.	37	31
Additional Paid-In Capital	289,602	175,170
Retained Deficit	(19,019)	(10,640)
Other Comprehensive Loss	—	(124)

Total Owners’ Equity	270,620	164,437

Total Liabilities and Owners’ Equity	$371,535	$268,264

REX ENERGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated	Rex Energy Corporation Consolidated and Combined Predecessor Companies	Rex Energy Corporation Consolidated	Rex Energy Corporation Consolidated and Combined Predecessor Companies
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
OPERATING REVENUE
Oil and Natural Gas Sales	$25,275	$14,831	$70,765	$39,412
Other Revenue	29	26	93	77
Realized Loss on Derivatives	(6,640)	(1,593)	(17,704)	(1,975)

TOTAL OPERATING REVENUE	18,664	13,264	53,154	37,514

OPERATING EXPENSES
Production and Lease Operating Expenses	7,637	5,315	20,416	16,920
General and Administrative Expense	3,759	1,556	10,882	4,847
Accretion Expense on Asset Retirement Obligation	285	125	561	343
Exploration Expense of Oil and Gas Properties	1,113	—	2,395	—
Depreciation, Depletion, and Amortization	4,425	5,160	13,800	11,909

TOTAL OPERATING EXPENSES	17,219	12,156	48,054	34,019

INCOME FROM OPERATIONS	1,445	1,108	5,100	3,495

OTHER INCOME (EXPENSE)
Interest Income	137	2	320	3
Interest Expense	(291)	(935)	(1,026)	(5,285)
Gain (Loss) on Disposal of Assets	(6,274)	3	(6,426)	22
Unrealized Gain (Loss) on Derivatives	66,744	(2,361)	(12,112)	(9,095)
Other Income (Expense)	(79)	88	(61)	(21)

TOTAL OTHER INCOME (EXPENSE)	60,237	(3,203)	(19,305)	(14,376)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND INCOME TAXES	61,682	(2,095)	(14,205)	(10,881)

MINORITY INTEREST SHARE OF NET LOSS	—	878	—	6,152

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	61,682	(1,217)	(14,205)	(4,729)
Income Tax Benefit (Expense)	(24,899)	143	5,789	143

INCOME (LOSS) FROM CONTINUING OPERATIONS	36,783	(1,074)	(8,416)	(4,586)

Income (Loss) From Discontinued Operations, Net of Income Taxes	(28)	264	37	(1,054)

NET INCOME (LOSS)	$36,755	$(810)	$(8,379)	$(5,640)

Earnings per common share:
Basic – income (loss) from continuing operations	$1.01	$(0.03)	$(0.25)	$(0.15)
Basic – income (loss) from discontinued operations	0.00	0.01	0.00	(0.03)

Basic – net income (loss)	$1.01	$(0.02)	$(0.25)	$(0.18)

Basic – Weighted average shares of common stock outstanding	36,570	30,795	33,914	30,795

Diluted – income (loss) from continuing operations	$1.00	$(0.03)	$(0.25)	$(0.15)
Diluted – income (loss) from discontinued operations	0.00	0.01	0.00	(0.03)

Diluted – net income (loss)	$1.00	$(0.02)	$(0.25)	$(0.18)

Diluted – Weighted average shares of common stock outstanding	36,784	30,795	33,914	30,795

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Production:
Oil (Bbls)	196,780	192,686	574,690	573,421
Natural gas (Mcf)	250,704	184,702	764,293	557,455

Total (BOE)[a]	238,564	223,470	702,072	666,330

Average daily production:
Oil (Bbls)	2,139	2,094	2,097	2,100
Natural gas (Mcf)	2,725	2,008	2,789	2,042

Total (BOE)[a]	2,593	2,429	2,562	2,441

Average sales prices:
Oil (per Bbl)	$115.32	$70.79	$109.65	$61.73
Natural gas (per Mcf)	$10.30	$6.45	$10.14	$7.20
Total (per BOE)[a]	$105.95	$66.51	$100.79	$59.15

Average NYMEX prices[b]
Oil (per Bbl)	$118.52	$75.38	$113.48	$66.19
Natural gas (per Mcf)	$9.00	$6.03	$9.73	$6.78

[a]	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE
[b]	Based upon the average of bid week prompt month prices

	Production and Revenue by Basin
	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2008	2007	2008	2007
Appalachian
Revenues – Natural Gas	$2,582,720	$1,191,948	$7,747,630	$4,014,531
Volumes (MCF)	250,704	184,702	764,293	557,455
Average Price	$10.30	$6.45	$10.14	$7.20

Illinois
Revenues – Oil	$22,692,083	$13,639,380	$63,016,941	$35,397,245
Volumes (BBL)	196,780	192,686	574,690	573,421
Average Price	$115.32	$70.79	$109.65	$61.73

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES

(Unaudited, As of September 30, 2008)

Period	Contract Type	Volume	Average Derivative Price
Oil
2008	Swaps	51,000 Bbls	$65.58
2008	Collars	105,000 Bbls	$65.46 – 84.00
2009	Swaps	192,000 Bbls	$64.00
2009	Collars	410,000 Bbls	$ 64.16 –73.73
2010	Swaps	180,000 Bbls	$62.20
2010	Collars	408,000 Bbls	$ 62.94 –86.85
2011	Collars	444,000 Bbls	$81.08 – 157.41

	Total	1,790,000 Bbls
Natural gas
2008	Collars	240,000 Mcf	$ 7.00 – 9.26
2009	Collars	840,000 Mcf	$ 7.14 – 9.29
2010	Collars	840,000 Mcf	$7.79 – 11.11
2011	Collars	720,000 Mcf	$8.00 – 14.75

	Total	2,640,000 Mcf

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	The company’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	The company’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

The company has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While the company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

The company believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the company uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income to its EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income (Loss) From Continuing Operations	$36,783	$(1,074)	$(8,416)	$(4,586)
Add Back Depletion, Depreciation & Amortization	4,425	5,160	13,800	11,909
Add Back Accretion Expense on Future Abandonment Obligations	285	125	561	343
Add Back Non-Cash Compensation Expense	464	—	1,567	—
Add Back Interest Expense	291	935	1,026	5,285
Add Back Exploration & Impairment Expenses	1,113	—	2,395	—
Less Interest Income	(137)	(2)	(320)	(3)
Add Back (Gain) Losses on Disposal of Assets	6,274	(3)	6,426	(22)
Add Back Unrealized (Gains) Losses from Financial Derivatives	(66,744)	2,361	12,112	9,095
Add Back Minority Interest Share of Net (Loss)	—	(878)	—	(6,152)
Less Income Tax (Benefit)	24,899	(143)	(5,789)	(143)

EBITDAX From Continuing Operations	$7,653	$6,481	$23,362	$15,726
Add EBITDAX From Discontinued Operations	1,208	1,032	3,898	2,185

EBITDAX	$8,861	$7,513	$27,260	$17,911

EARNINGS COMPARABLE WITH ANALYST ESTIMATES

“EARNINGS COMPARABLE WITH ANALYST ESTIMATES” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of the company’s reorganization on July 31, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, to analyze its financial performance without regard to minority interests which were all acquired as part of the company’s reorganization on July 31, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analysts Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

The company has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computations of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by the company may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of the company’s net income to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income (Loss)	$36,783	$(1,074)	$(8,416)	$(4,586)
Adjustment for certain non-cash items
Minority Interest Share of Net Income (Loss)	—	878	—	6,152
Unrealized (Gain) Loss on Derivatives	(66,744)	2,361	12,112	9,095
Exploration and Impairment Expense	—	—	—	—
Non-cash Compensation Expense	464	—	1,600	—
(Gain) Loss on Sale or Disposal of Assets	6,274	(3)	6,426	(22)
Deferred income tax asset	24,899	(143)	(5,789)	(143)

Net Income (Loss) Before Income Taxes Comparable to Analysts Estimates, a non-GAAP measure	$1,676	$2,019	$5,933	$10,496

DISCONTINUED OPERATIONS

On September 3, 2008, the company announced its plans to divest its operations in the Southwestern Region, which are located predominately in the Permian Basin. Pursuant to accounting rules for discontinued operations, the company has classified all 2008 and prior period amounts related to its operations in the Southwestern Region as discontinued operations.

As of September 30, 2008, the company has not recorded any gain or loss associated with these planned sales. Summarized financial information for discontinued operations is set forth below ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Oil and Gas Sales	$1,934	$1,760	$6,041	$3,869
Other Revenue	112	104	304	266

Total Operating Revenue	2,046	1,864	6,345	4,135

Costs and Expenses:
Production and Lease Operating Expense	631	594	1,769	1,413
General and Administrative Expense	207	235	680	558
Accretion Expense on Asset Retirement Obligation	4	29	81	65
Exploration Expense of Oil and Gas Properties	1,074	—	2,195	1,704
Depreciation, Depletion and Amortization	177	640	1,519	1,545
(Gain) Loss on Sale of Oil and Gas Properties	—	—	41	(173)
Other (Income) Expense	—	3	(2)	(21)

Total Costs and Expenses	2,093	1,501	6,283	5,091

Income (Loss) from Discontinued Operations Before Income Taxes	(47)	363	62	(956)
Income Tax Expense (Benefit)	(19)	98	25	98

Income (Loss) From Discontinued Operations, net of taxes	$(28)	$265	$37	$(1,054)

Production:
Crude Oil (bbls)	11,085	15,395	34,452	33,256
Natural Gas (mcf)	80,379	114,973	259,835	288,790

Total (BOE)	24,482	34,557	77,758	81,388